Exhibit 19.1

EMPLOYERS HOLDINGS, INC.
INSIDER TRADING POLICY
As Amended July 31, 2024
While conducting the business of Employers Holdings, Inc. (“EMPLOYERS” or the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (“material nonpublic information”). You must maintain the confidentiality of material nonpublic information and may not use it in connection with any transaction involving Company securities or the securities of any other entity to which the information relates. The Company has adopted this Insider Trading Policy (this “Policy”) to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.
Scope of Coverage
The restrictions set forth in this Policy apply to all Company officers, directors, employees, consultants, contractors and advisors, wherever located, and to their immediate family members, any persons with whom they share the same household, any of their economic dependents and any other person or entity over whom the officer, director, employee, consultant, contractor or advisor exercises substantial control over his, her or its securities trading decisions (collectively, the “Restricted Persons”). This Policy also applies to any trust or other estate in which a Restricted Person has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity.
To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees. These policies are set forth in the Company’s Addendum to Insider Trading Policy (the “Addendum”), which applies to directors, officers and certain designated employees of the Company who have access to material nonpublic information about the Company on a periodic basis. The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits those covered by it from trading in Company securities during blackout periods and requires pre-clearance for all transactions in Company securities.
This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, in each case, for as long as you remain in possession of material nonpublic information. In addition, if you are subject to a trading blackout under the Addendum at the time that you leave the Company, you must abide by the applicable trading restrictions until at least the end of the then-current blackout period.
Inside Information
Company policy and the laws of the United States and many other countries strictly prohibit any Restricted Person, whenever and in whatever capacity providing services to the Company, or the Company itself, from trading Company securities (including equity securities, convertible securities, options, bonds and derivatives thereon) while in possession of “inside information” about the Company or its securities. Inside information is any material nonpublic information about a company or its securities.
If you become aware of any inside information, you may not engage in a transaction, except in compliance with this Policy, involving Company securities and you should treat the information as strictly confidential. This prohibition applies to Company securities as well as the securities of any other company about which you acquire inside information in the course of your duties for the Company. It also applies to transactions for any Company account, employee account or account over which the employee has investment discretion. You are responsible for reviewing this Policy and ensuring that your actions do not violate it.
Material Nonpublic Information
As noted above, it is illegal and a violation of Company policy to engage in transactions, except in compliance with this Policy, while aware of material nonpublic information.
What is Material Information?
Under Company policy and United States laws, information is material if:
•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of securities; or
•the information, if made public, could reasonably be expected to affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.
Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:
•earnings or dividend announcements or estimates, or changes to previously released announcements or estimates;
•other unpublished financial results;
•write-downs and additions to reserves for bad debts;
•expansion or curtailment of operations;
•new products, inventions or discoveries, or major new transactions;
•shock loss situations;
•gain or loss of a major customer or business partner;
•major litigation or government actions;
•mergers, acquisitions, tender offers, joint ventures or changes in assets;
•changes in analyst recommendations or debt ratings;
•events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or public or private sales of additional securities);
•changes in control of the Company or major management developments;
•significant borrowing;
•liquidity problems;
•major personnel changes, such as changes in senior management or employee layoffs;
•significant data breaches or other cybersecurity incidents experienced by the Company that have not yet been made public;
•the existence of a special blackout period; and
•changes in auditors or auditor notification that the Company may no longer rely on an audit report.
What is Nonpublic Information?
Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:
•public filings with securities regulatory authorities;
•issuance of press releases;
•meetings with members of the press and the public to discuss the information; or
•information contained in proxy statements and prospectuses.
You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of material nonpublic information should refrain from any trading activity for a minimum of two full trading days following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.

Notwithstanding these timing guidelines, it is illegal for you to engage in transactions, except in compliance with this Policy, while in possession of material nonpublic information, including situations in which you are aware of major developments that have not yet been publicly announced by the issuer.
What Transactions are covered by this Policy?
For the purposes of this Policy, “trading” is interpreted broadly to include any transactions involving the Company’s securities, or other companies’ securities for which you possess material nonpublic information obtained in connection with your service at the Company, which transactions may include but are not limited to:
•purchases and sales of stock, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing;
•any disposition in the form of a gift of any securities of the Company;
•any distribution to holders of interests in an entity if the entity is subject to this Policy; and
•any other arrangement that generates gains or losses from or based on changes in the prices of such securities, including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.
Are There Any Exceptions?
Employee Stock Purchase Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in an employee stock purchase plan, if adopted, resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions do apply to an election to participate in the plan, changes in payroll contributions and to sales of Company stock purchased under the plan.
401(k) Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in the Employers Insurance Company of Nevada 401(k) Retirement Plan (the “401(k) Plan”) resulting from periodic contributions of money to such plan pursuant to payroll deduction elections, if adopted. The trading restrictions do apply, however, to elections made under the 401(k) Plan to (a) increase or decrease the amount of your contributions under the 401(k) Plan if such increase or decrease will increase or decrease the amount of your contributions that will be allocated to the Company stock fund (b) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (c) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (d) borrow money against a 401(k) Plan account if the loan will result in a liquidation of some or all of a Company stock fund balance, and (e) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes. The trading restrictions in this Policy also do not apply to the receipt of and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company, including any net share withholding or sell to cover transactions with respect to equity awards where shares are withheld by the Company or sold on your behalf upon vesting of equity awards in order to satisfy tax withholding requirements (a) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (b) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information. The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options , including sales from which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) and the subsequent sale of any equity compensation awards received from the Company pursuant to the above.
Transfers by Will or the Laws of Descent and Distribution; Estate Planning Transfers. The trading restrictions in this Policy do not apply to transfers by will or the laws of descent and distribution and, provided that prior written notice is provided to the General Counsel, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities.
Rule 10b5-1 Trading Plans. The trading restrictions in this Policy do not apply to transactions made pursuant to a valid trading plan, approved by the Company, that complies with Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1”) (see section entitled Trading Plans below).
Stock Splits or Dividends. The trading restrictions in this Policy do not apply to changes in the number of Company securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

Twenty-Twenty Hindsight
If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the General Counsel.
“Tipping” Material Nonpublic Information Is Prohibited
In addition to trading while in possession of material nonpublic information, it is illegal, and a violation of this Policy, to convey such information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who trade. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.
Avoid Speculation
Those subject to this Policy may not trade in options, warrants, puts, and calls or similar instruments on Company securities or sell Company securities “short.” In addition, you may not hold Company securities in margin accounts or pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units or other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars or exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities either (1) granted to you by the Company as part of your compensation or (2) held, directly or indirectly, by you.
Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Restricted Person in conflict with the best interests of the Company and its stockholders. The simultaneous sale through a broker of some or all the shares acquired through the exercise of an option granted under a Company compensation plan is not considered a short sale, but such activity (i.e., a cashless exercise of options) is considered a trade and is subject to the restrictions discussed in this Policy and other applicable Company policies.
Trading Plans
Notwithstanding the prohibition against insider trading, Rule 10b5-1 and Company policy provide a safe harbor for officers, employees and directors to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written trading plan (“Trading Plan”) that was entered into in good faith when such person was not in possession of material nonpublic information, that operates in good faith and that complies with the requirements of Rule 10b5-1 and the following:
•An officer, employee or director may enter into or amend a Trading Plan only during an open trading window and only when the employee is not in possession of material, non-public information, and must act in good faith with respect to the plan.
•Trading Plans must have a duration of not less than one year and not more than three-years.
•Trading Plan must be with a broker that is approved by the Company. Currently, the only approved broker is Stifel, Nicolaus & Company, Incorporated.
•Officers, employees and directors are prohibited from having more than one active Trading Plan.
•Officers, employees and directors are prohibited, except as permitted by Rule 10b5-1, from entering into a single-trade Trading Plan.
•Officers, employees and directors are prohibited from making any transactions involving Company securities outside of an approved Trading Plan during the pendency of the approved Trading Plan and at any time prior to the termination of the Trading Plan (with the exception of certain exceptions as discussed above in this Policy or as may be approved in advance by the General Counsel). In addition, the person adopting the Trading Plan may not have an outstanding (and may not subsequently enter into any additional) trading plan, except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new Trading Plan before the scheduled termination date of an existing Trading Plan, so long as the first scheduled trade under the new Trading Plan does not occur prior to the last scheduled trade(s) of the existing Trading Plan and otherwise complies with this Policy. Termination of the existing Trading Plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new Trading Plan; therefore, persons adopting a new Trading Plan are advised to exercise caution and consult with the General Counsel prior to the early termination of an existing Trading Plan.
•Each Trading Plan and any amendment(s) thereto must be pre-approved, in writing, by the General Counsel or her designee. Material terms of the Trading Plan will be required for approval. If the General Counsel is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer or their delegate must approve the Trading Plan.
•Termination of a Trading Plan must be reported to the General Counsel or her designee, in writing, within two days of its termination.
•Any amendment to the amount, price or timing of transactions under a Trading Plan is deemed to constitute termination of such Trading Plan, and the adoption of a new Trading Plan, which is subject to the same conditions as a new Trading Plan set forth herein.
•There will be a waiting, or “cooling off” period, following the effective date of a Trading Plan or any amendment to a Trading Plan. No trades may be made under a Trading Plan until the longer of (i) 91 calendar days after adoption or amendment of a Trading Plan or (ii) three business days after the filing of the Company’s Form 10-Q or 10-K for the completed fiscal period in which the Trading Plan was adopted/amended. The waiting period will not exceed 120 days. Trading activity is prohibited during the waiting period.
•If a Trading Plan is terminated, an employee must wait at least 30 days after the termination before trading in Company stock.
•Section 16 officers and directors must represent in the Trading Plan that they are not in possession of material non-public information and the Trading Plan was entered into in good faith and not as part of a plan or scheme to evade the prohibition of Rule 10b-5.

Safeguarding Confidential Information
If material information relating to the Company or its business has not been disclosed to the public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:
•Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.
•Avoid discussing confidential information on cellular phones and take great care when discussing such information on speaker phones. Do not discuss such information with anyone outside of the Company, including relatives, social acquaintances, business associates, investors or consulting firms, without prior written authorization from the General Counsel.
•Do not use confidential information to express an opinion or make a recommendation about trading in Company securities.
•Do not give your computer IDs and passwords to any other person; password protect computers and log off when they are not in use.
•Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
•Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. Use Company-authorized encryption software to protect confidential electronic communications.
•Comply with the specific terms of any confidentiality agreements of which you are aware.
•Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
•You may not bring the confidential information of any former employer to the Company.
Responding to Requests for Information
You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities, and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.
•Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Chief Executive Officer or such person’s designee.
•Refer requests for information regarding the Company from the media or press to the Chief Executive Officer or such person’s designee.
•Refer requests for information from the Securities Exchange Commission or other regulators to the General Counsel.
Reporting Violations/Seeking Advice
You should refer suspected violations of this Policy to the General Counsel through the following means:
•Via mail by sending a letter to:
General Counsel
Employers Holdings, Inc.
748 South Meadows Parkway, Suite A9, #249
Reno, Nevada 89521
•Sending an email to chieflegalofficer@employers.com
•Calling the hotline at (844) 961-2439

In addition, if you:
•receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. Please contact the General Counsel for advice about what to do under those circumstances. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.
Penalties for Violations of the Insider Trading Policy and Laws
In the United States and many other countries, the personal consequences to you of illegally trading securities while in possession of material nonpublic information can be quite severe. Besides requiring disgorgement of profits gained or losses avoided, there are now substantial civil and criminal penalties that may be assessed for insider trading, including significant financial penalties for individuals and the Company, and imprisonment. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment.
Amendments
The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.

EMPLOYERS HOLDINGS, INC.
ADDENDUM TO INSIDER TRADING POLICY
INTRODUCTION
This Addendum, which supplements the Employers Holdings, Inc. Insider Trading Policy (the “Policy”), explains requirements and procedures that apply to all directors, officers and certain designated employees of Employers Holdings, Inc. (“EMPLOYERS” or the “Company”) who have access to material nonpublic information about the Company. The positions of the covered persons subject to this Addendum are listed on attached Schedule A. The Company may from time to time designate other individuals who, or positions that are, subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that the Policy applies to all Company securities that you hold or may acquire in the future.
Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s General Counsel.
Contact the General Counsel of the Company if at any time you:
•have questions about the Policy, this Addendum or their respective application to a particular situation; or
•plan to trade in the Company’s securities but are unsure about whether you can do so.
GENERAL RULES
In general terms, the law and Company policy prohibit:
•Transacting in Company securities or derivative securities (or in some cases the securities of other companies) while in possession of material nonpublic information. In order to avoid even the appearance of impropriety, the Company’s policy is to require pre-clearance of all transactions in Company securities by those subject to this Addendum (as described in more detail below), and to prohibit any transactions in the Company’s securities by those subject to this Addendum during certain designated blackout periods, as detailed below.
•Disclosing material nonpublic information to outsiders, including family members and others (tipping), who then trade in the Company’s securities or the securities of another company while in possession of that information.
•Retaining “short-swing profits” earned by directors or certain officers through trading in the Company’s equity securities (including derivative securities), whether or not in possession of material nonpublic information. Any such profits, which generally involve a purchase and sale or a sale and purchase (or any number of these transactions) within any period of less than six months, must be disgorged to the Company.
•The sale of any Company securities without complying with all applicable requirements of Rule 144 under the Securities Act of 1933 (the “Securities Act”). This Rule, also described in more detail later in this Addendum, has detailed reporting requirements (on Form 144), and strict limitations and requirements regarding:
•the number of shares that may be sold during an established period of time;
•for certain securities, the length of time for which they must be held before they are sold;
•the availability of publicly available information about the Company; and
•the manner of sale.
•Answering questions or providing information about the Company and its affairs to Company outsiders unless you are specifically authorized to do so, or it is a regular part of your position.
In addition, directors and those officers designated by the Board of Directors as Section 16 Officers (“Section 16 Officers”) are required to file a number of forms with the Securities and Exchange Commission (the “SEC”) in connection with various events, which include:
•An initial statement regarding beneficial ownership of equity securities of the Company, usually filed within 10 calendar days of becoming a director or Section 16 Officer, regardless of actual ownership of such securities (Form 3).
•Statements of changes of beneficial ownership of securities of the Company, or derivatives thereof, including gifts, to be filed before the end of the second business day after any such change (Form 4).
•Annual statement of beneficial ownership of securities, filed within 45 days of the end of the Company’s fiscal year with respect to certain securities transactions not earlier reported, although most any transaction, including gifts, now must be reported on Form 4 (Form 5).

Although the General Counsel will provide information to its directors and Section 16 Officers concerning these requirements and the filing of needed forms, each Section 16 Officer and director bears legal responsibility for complying with these requirements. Consult with the General Counsel, or, if you prefer, with your individual legal counsel regarding any questions you have in this area.
TRADING WHILE AWARE OF MATERIAL NONPUBLIC INFORMATION
You must maintain the confidentiality of material nonpublic information and may not trade in Company securities or derivatives or the securities or derivatives of any other entity to which the information relates until the information has been made public. You must read and follow the Policy, which describes in more detail the prohibition against trading while aware of material nonpublic information.
PRE-CLEARANCE PROCEDURES
Those subject to this Addendum, and their immediate family members, their economic dependents, any persons sharing the same household, and any other person or entity over whom the individual exercises substantial control over his, her or its securities trading decisions (collectively, “Family Members”), may not engage in any transaction involving Company securities (including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers including purchases made via automatic dividend reinvestment plans) without first obtaining pre-clearance of the transaction from the Company’s General Counsel. The Chief Executive Officer, the Chief Financial Officer or their respective delegate must pre-clear any trade request made by the General Counsel. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal securities laws and regulations. The person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about the Company. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of any transaction or transactions shall remain valid until the earlier of the following: (1) one week after the trade is pre-cleared, (2) notice, delivered telephonically and/or electronically, that the Company has made the decision to close the quarterly open window prior to its scheduled close, or (3) the person who has received pre-clearance becomes aware of material nonpublic information prior to effecting the planned trade. If pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged 10b5-1 Trading Plan adopted in accordance with the requirements of the Policy.
Please contact the Chief Financial Officer if you have questions regarding how to arrange an account with Stifel.
BLACKOUT PERIODS
In addition to being subject to the limitations set forth in the Policy, those individuals subject to this Addendum (and their Family Members) are subject to blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged 10b5-1 Trading Plans established in compliance with the Policy).
Quarterly Open Windows. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, your authorized trading activities are limited to open window periods. The Company’s open window periods commence on the third business day following the release of the Company’s earnings for that quarter or year-end and run through (and including) the 15th day of the last month of each quarter. The following chart shows the approximate dates of the open windows for any calendar year:
Approximate Open Windows
February 24 – March 15
April 27 – June 15
July 27 – September 15
October 26 – December 15
Interim Earnings Guidance and Event-Specific Blackouts. The Company may issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
From time to time, an event may occur that is material to the Company and is known by only a few directors or officers. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

Directors and Section 16 Officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company. The failure of the General Counsel to notify you of an event-specific blackout will not relieve you of the obligation not to trade while aware of material nonpublic information.
REPORTING AND FORM FILING REQUIREMENTS
The Company’s directors and designated officers are required to comply with Section 16 of the Securities and Exchange Act of 1934 and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.
To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities within 24 hours of trading.
The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the General Counsel.
PENALTIES FOR VIOLATING THE SECURITIES LAWS AND COMPANY POLICY
The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual directors, officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.
QUESTIONS
Because of the technical nature of some aspects of the federal securities laws, all directors, officers and other employees subject to the procedures set forth in this Addendum should review this material carefully and contact the General Counsel prior to engaging in any transaction in the Company’s securities.
ACKNOWLEDGEMENT
All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Employers Holdings, Inc. Insider Trading Policy and this Addendum on the form of acknowledgement attached to this Addendum.

•SCHEDULE A
President and Chief Executive Officer of Employers Holdings, Inc., and each of the following employees of Employers Holdings, Inc. and any direct or indirect subsidiary:
Presidents
Executive Vice Presidents
Senior Vice Presidents
Vice Presidents

ACKNOWLEDGMENT FORM

I have received and read the Employers Holdings, Inc. Insider Trading Policy and the Addendum thereto applicable to officers, directors and certain designated employees, and I understand their contents. I agree to comply fully with the policies and procedures contained in the Insider Trading Policy and the Addendum. If I am an employee of the Company, I acknowledge that the Insider Trading Policy and the Addendum are statements of policies and procedures and do not, in any way, constitute an employment contract or an assurance of continued employment.

____________________________________
Printed Name

____________________________________
Signature

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Date